DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

1500 – 1140 W. Pender Street
Vancouver, BC V6E 4G1
TEL 604.687.4747 | FAX 604.689.2778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment No. 1 Registration Statement on Form S-1 ("Registration Statement") of our reports dated March 31, 2021 and March 27, 2020 relating to the financial statements of ALR Technologies Inc. (the "Company") for the years ended December 31, 2020, 2019 and 2018 included in the Prospectus which is part of this Registration Statement for the issuance of up to 101,025,592 shares of its common stock and to the reference to our firm under the caption "Experts" in such Prospectus.

DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Professional Accountants

Vancouver, Canada
December 14, 2021